Exhibit 3.12

Appendix 1>

Articles of Incorporation

Chapter 1 General Provisions

Article 1 (Main name) The company is called” Handalab Co., Ltd.”

Article 2 (Purpose) Our company aims to conduct the following business.

1. Industrial Robot System manufacturing and City, retail

1. Intelligent Robot System manufacturing and City, retail

1. Automatic measurement Control device System manufacturing and City, retail

1. Intelligent Automation equipment System manufacturing and City, retail

1. Software development and Supply industry

1. Research and Development industry

1. Each Hoe relevant subsidiary business one body

Article 3 (Location of Head Office) and spot Etc. installation)

①	The company The main branch In Daejeon Metropolitan City Put it down.
②	The company In need according to Board of Directors With determination At home and abroad Branch, branch office, office and local corporation Back two number there is.

Article 4 (Method of Public Notice) The company’s In Daejeon Metropolitan City Issued Daily In Daejeon Ilbo Published.

Chapter 2 Stocks

Article 5 (Planned for issuance) Stock of Total ) The company To be issued Stock of The total number is 1,500,000 shares..

Article 6 (1 share per amount) The company Issuing Stock 1 share The amount is For 5,000 won.

Article 7 (At the time of establishment) of the shares issued Total) The company At the time of establishment Issuing Stock of The total number is 140,000 shares..

Article 8 (Stocks and Sovereignty type)

①	The company’s The stock is Board of Directors In the resolution By Name-based ceremony Common stock and Name-based ceremony As a kind of stock Issues.
②	The company’s Sovereignty is There are eight types : one sovereign, five sovereigns, ten sovereigns, fifty sovereigns, one hundred sovereigns, five hundred sovereigns, one thousand sovereigns, and ten thousand sovereigns..
③	The company Issuing Type of stock Dividend or In the distribution of the remaining assets About Preferred stock, voting rights excluded or restrictions, To maintain About Stocks, redeemable shares, convertible shares and Of these entire or Some mixed With stocks.

Article 8-2 (Voting Rights) present Dividend preferred stock Number and content)

①	The company Voting rights present Issue dividend preferred stock number There is, and that Issued stocks The number is existing Total issued shares Half the range of the total Into.
②	Voting rights present Dividend preferred stock Issuing In this case The face value As a standard 0% or more per year or Issue price As a standard More than 0% per year At the time of issuance The board of directors Set first of all In proportion Followed The amount In cash first of all Pay dividends.
③	Voting rights present Dividend preferred stocks At the time of issue Board of Directors In the resolution according to Participatory or Non-participatory, cumulative or Non-cumulative As a result will do number there is.
④	Voting rights present Dividend preferred stock The duration is Within 10 years from the date of issue In the range At the time of issuance, the board of directors With determination Decide and vote present Dividend preferred stocks this period Expiration and at the same time As common stock It is converted. But stomach period middle A certain amount of Dividend summer solstice Bad In this case A certain amount of Dividend To be completed Until that The period Extend it.

Article 8-3 (Voting Rights rejection or In the limit About stock Number and detail)

①	The company Board of Directors By resolution Voting rights rejection or In the limit About Kind of stock To be issued number There is, and that Number of issued shares Within one-fourth of the total number of issued shares.
②	In the stock market About A certain amount of Dividend summer solstice I don’t mean no The resolution present In this case that Determined General Assembly next From the general meeting that Priority The resolution to pay dividends present General Assembly end Until the city Voting rights present As a result Or Still Despite Voting rights no As a result publication At the city board To decide number there is.

Article 8-4 (Distribution of Residual Property) Number and detail)

①	The company Article 8, Paragraph 2 By Voting rights present Dividend Preferred Stock At the time of issuance, the Board of Directors In the resolution By Distribution of remaining assets as preferred stock To be issued number there is.
②	Distribution of remaining assets and preferred stocks to shareholders Residual property In distribution there is corresponding Stock of At the issuance price Unpaid Dividend Combined The amount of limit Within ordinary To shareholders First of all distribute.

Article 8-5 (Repayment) About Type of stock )

①	The company Board of Directors In the resolution By Shareholder’s According to the claim for reimbursement The company’s With profit To incinerate number present Stock (hereinafter referred to as” Redeemable Stock”)) to To be issued Can be.
②	Redemption shares are next each Hoe Based on Shareholder’s In the claim for repayment according to repay number there is.

1.	The redemption amount is “issue price + 10% per annum” Do not exceed Not range Within Set The amount of the surcharge is “surcharge amount”, and the amount of the surcharge is Dividend rates, interest rates, market conditions, etc. Redemption of stocks In the issue relevant All kinds The circumstances Taking into consideration publication city Board of Directors With determination Determined. However, the repayment amount Can be adjusted present Redeemable shares Issuing In this case publication city At the board meeting The repayment amount Can be adjusted There is Meaning, reason for adjustment, base date for adjustment and method must decide.
2.	Shareholders Repayment To be charged number present Period (hereinafter referred to as” repayment period”)) is From the date of issue publication After 10 years felled The day Regular shareholders’ meeting of the fiscal year in which the company belongs End date After one month Within a day In the range publication city Board of Directors With determination Decide. However, the company The repayment period is Even though it has expired Despite Next each favor any In one Applicable Reason Occurred In that case, Reason Will be resolved Until The repayment period is It is extended.

A. Shareholder ’s Request for repayment There was but Repayment period Inside Don’t pay back Bad case Me. Priority The dividend Not completed No case

3.	The shareholders Redeemable shares At once or Split it Pay it back line That thing To the company To be charged number there is.

However, the company Reimbursement claim At that time Dividend eligible Profit scarce In this case Repay in installments It can be repaid in installments doing In this case The company drawing or Proportional distribution In the method By To repay Stocks To decide number There is, and it is proportional Occurs Short story Repayment of The target No Not As a result.

4.	The shareholders Reimbursement claim 14 days ago ideal The period Decide Claim for repayment Meaning and Reimbursement claim Target stock To the company Must be notified do. However, repayment Billing method and On the due date About issuance city To the board of directors Separate The decision present case This Apply.

④	The company Stock of Acquisition of In return cash Besides Securities (other Kind of The stock is) or that out Assets To be given number there is.

Article 8-6 (Convertible shares) Number and detail)

①	The company Board of Directors In the resolution By Shareholder’s In the bill By As common stock To switch number present Stocks (hereinafter referred to as” Convertible Stocks”)) to To be issued number there is.
②	Preferred stock As common stock The conversion rate is In principle 1 share of preferred stock 1 share of common stock. However, the company necessary case publication In the poem Board of Directors In the resolution By Common stock Face value The scope of the above Within In transition Because of Issuing New stocks Issue price (Determination of issue price) prescribing the calculation method In the case) includes Differently To decide number There is a conversion rate and Conversion price Reasons for adjustment (paid capital increase, free capital increase, stock related Private loan Issuance, stock dividend etc. ) etc. In transition necessary Matters To be determined separately number there is.
③	Shareholders Switch to To be charged number present Period (hereinafter referred to as” Transition Period”)) is From the date of issue 10 years after issuance felled The day under of the fiscal year Annual Shareholders’ Meeting End date One month later felled Within a day In the range publication city Board of Directors With determination Determined. However, the transition period Inside The conversion right Not held Otherwise, the transition period On the expiration date Converted As a result I see.
④	Shareholders Switch to Claiming Method of Specific The matter is publication city Board of Directors With determination Decide.
⑤	Transition period Until expiration date A certain amount of Dividend Not finished Bad In this case A certain amount of Dividend Until completion that The period Extend it.
⑥	In transition Because of Issuing In stock About Korea Profit of In dividends About On the dividend calculation date Article 14 (New Dividend calculation date) The regulations Apply.

Article 9 (New Share Subscription Rights)

①	The shareholders of our company have the right to issue new shares. Owned In stock Proportionally The new stock Assignment Receive Rights Have.
②	Notwithstanding the provisions of the preceding paragraph next In each case existing Shareholder’s Subscription rights Not admitting it Board of Directors With determination Non-shareholder To myself The new stock To assign number there is.

1.	general public offering method The new stock Issuing case
2.	To our union members The new stock first of all Assigning case
3.	Stock purchase option For the event Because of The new stock Issuing case
4.	Issuance of Depositary Receipts (DR) according to The new stock Issuing case
5.	In business As needed Foreign Investment Promotion Act By Foreign investment For The new stock Issuing case

6.	Financial support for new technology business About In the law By With the new technology business finance company New Technology Investment Association, Small and Medium Business Startup Support Act By With the Small and Medium Business Venture Investment Company Small and Medium Business Investment Association and corporate tax law According to the regulations By To institutional investors Up to 50% of total issued shares Assigning case
7.	Commercial law Article 418 Article 2 According to the regulations according to New technology Introduction, Financial Structure improvement etc. The company’s In business Purpose To achieve For necessary case
8.	enterprise renewal Of the work As part of Creditor’s By the amount of the bond Conversion of investment or Payment of new stock price In case of issuing new shares with conditions
9.	When a company raises new shares or has an underwriter acquire them in order to list its stocks on a new stock exchange or register them on an association or third-party market

③	Article 2 each like middle any One According to the regulations By The new stock To be issued case Stock of Type and Number and publication price The back is Board of Directors With determination Decide.
④	Shareholders Subscription rights portion or All of them Give up or bankrupt In case In issuing new shares There is a short story Occurred In this case that The processing method is Board of Directors With determination Decide.
⑤	In Article 2 according to shareholder Outside To myself The new stock Assigning case The company Commercial law Article 416 No. 1, No. 2, No. 2-2, No. 3 and In No. 4 Deciding Matters that 2 weeks from due date Until now To the shareholders Notify or Must be announced.

Article 10 (Stock Purchase Option)

①	The company Shareholders’ meeting By special resolution Within 10/100 of the total number of issued shares Within Stock purchase option To grant number there is.
②	Article 1 According to the regulations By Stock purchase option The recipient is Establishment and management and Technological innovation gadfly Contribute or To contribute number present The company’s Directors, Executive Officers, and Auditors or Employee and Commercial law Enforcement Decree Article 30 Article 1 Deciding relationship The company’s Directors, Executive Officers, and Auditors or To the employee Stock purchase option To grant number There is. However, the Special Measures Act on Fostering Venture Businesses Article 16-3 By regulation technology and Management skills Equipped with As a child The President Deciding ruler and university or As prescribed by Presidential Decree To research institutes too Stock purchase option Shareholders’ meeting In a special resolution By To grant Can be.

③	Article 2 According to the regulations Despite Next each Wow any In one Applicable To myself Article 1 Stock purchase option To grant number does not exist,

1.	Voting rights no Stocks Except for More than 10/100 of the total number of issued shares Stocks Have shareholder
2.	Directors, Executive Officers, and Auditors Appointment and dismissal etc. The company’s Main In business matters About In fact, it has influence To hold an event ruler
3.	No. 1 and In No. 2 As prescribed Self-will With my spouse Direct lineal ascendant

④	Stock purchase option For the event To be given The stock is Name-based ceremony Common stock (or Name-based ceremony) as preferred stock.
⑤	Executive or For 1 employee About Granting Stock purchase options 10/100 of the total number of issued shares Exceed number does not exist.
⑥	The company Stock purchase option next each In favor 1 Set By way of Grants.

1.	Stock purchase option At the event price freshly Name-based ceremony Common stock (or Name-based ceremony By issuing preferred stocks To give method
2.	Stock purchase option At the event price Name-based ceremony Common stock (or Name-based ceremony Preferred stock) Treasury stock To give method
3.	Stock purchase option Event price and The difference between the cigar and the cash or With treasury stock How to give

⑦	Stock purchase option To hold an event per share of stock The event price is next each favor price That’s it. Stock purchase option Granted after that The event price Adjusting In that case also It’s the same.

1.	The new stock Issuing In this case Stock purchase option Granting date As a standard one Stock of Actual value and Stock of Among the face value high Amount. However, no-par value stocks Issued In this case With capital Considered amount In the first week of middle school Applicable The amount In the amount of recommendation I see.
2.	One’s own Stocks Transferring In this case Stock purchase option Granting date As a standard one Real value of stock

⑧	Stock purchase option grant Received Sleeping Article 1 2 years from the date of resolution more Reappointment or Must be employed This To hold an event number There is. But Stock purchase option To hold an event number present Self Article 1 Within two years from the date of resolution or die My own Reason for attribution No For some reason Retirement or Retired In this case that Event period during Stock purchase option To hold an event number there is.

⑨	next each favor any In one Applicable In this case Board of Directors With determination Stock purchase option Buyeo To cancel number there is.

1.	Stock purchase option Granted Self My own To the doctor according to Resignation or Resigned case
2.	Stock purchase option Granted Self Intention or By mistake To the company serious Damage Put on case
3.	The company’s bankruptcy With the back Stock purchase option At the event Respond number no case
4.	Other stock options In the grant contract Set Reason for cancellation Occurred case

⑩	Stock purchase option For the event Because of Issued In Shinju About Korea Profit of In dividends About Article 14 The regulations Apply.

Article 11 (General public offering of capital increase, etc.)

①	The company In the capital market and financial investment industry About law In the regulations Deciding In the method according to General public offering In the steaming method By The new stock To be issued number there is.
②	The company Capital market and In the financial investment business About law According to the regulations according to Depositary Receipt (DR) To be issued number there is.
③	The company Business-related As needed Foreign Investment Promotion Act By Foreign investment For The new stock To be issued number there is.
④	Article 1 Inland Article 3 In the way By The new stock To be issued In this case To be issued Stock of Type and number and Issue price The back is Board of Directors By resolution Decide. However, this case Divine The issue price is Capital market and In the financial investment business About law In the regulations Deciding More than the price Must do.

Article 12 (Reserve Fund) Capital transfer) The company By resolution of the board of directors Of the reserve fund entire or Some of In capital To move in number There is. However, it is necessary In case of general shareholders meeting In the resolution By also This will do number there is.

Article 13 (Stocks) Incineration) The company Board of Directors In the resolution By The company Have Treasury stock

To incinerate number there is.

Article 14 (New Dividend calculation date) The company Paid and unpaid capital increase and In stock dividends By The new stock Issued In case of new stock About Korea Profit of In dividends About that The new stock Issued When under of the fiscal year eve Business year On the horse Issued As a result I see.

Article 15 (Opening of name) deputy) The company precursor and Next group In stock About Office Handling stomach

So Board of Directors With determination Agent for opening a business name two number there is.

Article 16 (Opening of name) etc)

①	The company Board of Directors With determination Agent for opening a business name Put it Until then Change of name Etc. Office The company Handles.
②	Stock of Change of name, lien registration or Deregistration, trust property mark or erasure, sovereignty Issuance, Reporting Reception, Other In stock About The business procedure is Board of Directors With determination Deciding According to the stock business handling rules Follow.
③	Stock of Transfer Road Because of Stock of Opening of name to be charged In this case company A certain amount of On the bill Name impress or Sign and, hereto Sovereignty Attached is To the company Must be submitted.
④	Stock of Inheritance, gift etc contract Other than for some reason Because of Stock of Opening of name to be charged In this case company A certain amount of On the bill sovereignty and Acquisition of The cause To prove Seoyeon Attached is Must be submitted to the company.
⑤	Stocks For the purpose one Lien of setting or Previous Registration or Erase To be charged in this case Company stipulated on the bill Sovereignty Attached is To the company Must be submitted.
⑥	All rights reserved Claim Received In this case, the company The shareholder register contains a certain number of Matters Fill it out Behind sovereignty The CEO’s The seal Stamped after to the billing car Must be returned.

Article 17 (Stocks) Transfer)

①	The shareholders He Have Stocks In the transfer in the case of Sovereignty Must be given.
②	Stock of Previously The acquirer’s Name and Address In the shareholder register Not described Otherwise To the company Don’t fight against I can’t.

Article 18 (Shareholders) Etc. Address, name, seal or signature etc. Report)

①	With shareholders The registered lien holder that Name, Address and Seal or Sign the to the company Must report.
②	In a foreign country Residing in with shareholders the registered lien holder In South Korea Notice Receive Place and the agent Decide Must report.
③	Article 1 and Article 2 Change Occurred In that case It’s the same.

Article 19 (Reissuance of Share Certificates)

①	If a request for the issuance of new shares is made due to the loss or division of the share certificates, the shareholder must sign or affix a seal on the company’s prescribed application form and submit the share certificate. However, if the damage or destruction is so severe that it is difficult to identify the authenticity of the certificate, the procedure will follow the case of loss as specified in the next section.
②	If a request for the reissuance of share certificates is made due to the loss of the share certificates, a certified copy of the court judgment regarding the loss of the share certificates must be attached to and submitted with the company’s prescribed application form.

Article 20 (Fees) The company Stock of The name change certificate For free Dealing with and sovereignty Division and reissue With the back Due to Sovereignty Re-issuance of In the case Board of Directors In the resolution Followed A certain amount of Fee To collect number there is.

Article 21 (Register of Shareholders) closing and Base date)

①	The company each fiscal year the last days from the next day in that fiscal year About Until the end of the regular shareholders’ meeting Shareholder register Change of description Stop.
②	The company each fiscal year the last days the final in the shareholder register It is written present Shareholders that in the fiscal year About At the regular shareholders meeting The right To hold an event As a shareholder.
③	The company extraordinary shareholders’ meeting muster etc. necessary case Board of Directors March with resolution Not passed doing certain The period Decide Shareholder register Change of description or stop, or the board of directors With determination Set On the day In the shareholder register It is written present Shareholders that The right To hold an event number present As a shareholder Can do, and the board of directors I need it Admit it In this case Shareholder register Change of description Stop and Designation of the reference date together will do number There is a company This was two weeks ago Must be announced.

Chapter 3 Debentures

Article 22 (Debentures)

①	The company may issue bonds through a resolution of the board of directors.
②	The types of bonds shall be limited to three types: general bonds, convertible bonds, and bonds with warrants for new shares.

Article 22-2 (Debentures Issue of Delegation ) The board of directors To the CEO Private loan amount and The gun Set for one year Do not exceed Not doing period Inside Private loans To be issued That thing To delegate number there is.

Article 23 (Trustee Company) Private loan collection For Board of Directors With determination The trust company To be appointed number there is.

Article 24 (Convertible Bonds) Issued)

①	The company Next Each of the case Board of Directors With determination shareholder to others Convertible bonds to be issued number there is.

1.	Convertible bonds common of the contest by way of Issuing case
2.	In business as needed Foreign Investment Promotion Act by Foreign investment For Convertible bonds When issuing
3.	Financial support for new technology business About A new technology business finance company under the law New Technology Investment Association, Small and Medium Business Startup Support Act by Small and medium With investment companies Small and Medium Business Startup Investment Association and Corporate Tax Law According to the regulations by to institutional investors Convertible bonds Issuing case
4.	Technology introduction for that to our affiliates Convertible bonds Issuing case
5.	urgent Financing for Domestic and international financial institutions, general corporations and to the individual Convertible bonds Issuing case

②	Article 1 In convertible bonds Because The board of directors that In some cases About only Conversion rights Granting Even under conditions This To be issued number there is.
③	In transition Because of Issuing The stock is Name-based ceremony as common stock and the conversion price is Stock of Face value or that ideal By value When issuing private bonds The board of directors Decide.
④	Switch to To be charged number present The period is At that time Private loan 6 months after the date of issue Elapsed From day to day that On the due date Until the last day do. but stomach Within the period Board of Directors Adjust the conversion claim period by resolution number there is.
⑤	In transition Because of Issuing In stock About Korea Profit of Dividends and In convertible bonds About Korea Interest of In payment About Article 14 (New Dividend calculation date) The regulations Apply.
⑥	In issuing convertible bonds Because All ports Other than The matter is Board of Directors With determination This Decide.

Article 25 (Convertible Bonds)

①	The company Next Each of the case Board of Directors With determination shareholder Other than To myself Issue convertible bonds number there is.

1.	Convertible bonds with warrants General public offering By way of Issuing case
2.	In business As needed Foreign Investment Promotion Act By Foreign investment For Issuing convertible bonds case
3.	Financial support for new technology business About In the law By With the new technology business finance company New Technology Investment Association, Small and Medium Business Startup Support Act By With the Small and Medium Business Venture Investment Company Small and Medium Business Startup Investment Association and Corporate Tax Law According to the regulations By To institutional investors Convertible bonds with warrants Issuing case

4.	Technology introduction For that Convertible bonds to affiliated companies Issuing case
5.	urgent Financing For Domestic and foreign financial institutions, General corporation and To the individual Convertible bonds with warrants Issuing case

②	Acquisition of new shares To be charged number present The amount is Private loan The total face value Do not exceed Not Within the range The board of directors Decide.
③	Subscription rights For the event Issued The stock is Name-based ceremony As common stock And, that The issuance price is Face value or that ideal By price When issuing private bonds The board of directors Decide.
④	Subscription rights To hold an event number present The period is At that time Private loan 6 months after the date of issue Elapsed From that day on On the due date Until the last day do. but stomach Within the period Board of Directors By resolution Subscription rights The event period To adjust number there is.
⑤	Subscription rights For the event Because of Issue Always resentful About Korea Profit of The dividend is Article 14 (Dividend calculation date for new shares) The regulations Apply.
⑥	Issuance of convertible bonds Because All ports Other than The matter is Board of Directors With determination This Decide.

Article 26 (Issuance of private bonds) About Applicable regulations) Article 16 (Opening of name, etc.), Article 18 (Shareholders) Etc. Address, name and Seal or Signature light Report) The regulations are Issuance of private bonds In that case Apply.

Chapter 4 Shareholders’ meeting

Article 27 (Time of Convocation)

①	The company’s The shareholders’ meeting Regular shareholders’ meeting and To the extraordinary general meeting of shareholders.
②	The regular shareholders’ meeting Every business year end After March Within, the extraordinary general meeting of shareholders In need according to Board of Directors Resolution or etc The law Deciding At the bar according to Summon.

Article 28 (Convener)

①	Shareholders’ meeting The summons In the law different The regulations present In the case Except for the board of directors In the resolution according to The CEO Summon.
②	The CEO’s In case of a disaster Article 45 (Director ’s Article 4 of the Job The regulations Apply.

Article 29 (Notice of Convocation) and Announcement )

①	Shareholders’ meeting In the assembly that Date, place and Of the meeting Purpose 2 weeks of general meeting before To the shareholders To Seoyeon notice or Homepage Electronic Notice and Public notice board By using It is announced.
②	Also in Article 1 Despite capital The total amount is 1 billion won Early Until then The company Shareholders’ meeting Summoning In this case 10 days before the shareholders’ meeting before each To the shareholders In writing Notice Send or Each shareholder Agree Accept As an electronic document Notice To be sent number and. shareholders Power of Agree There will be In this case Convocation Procedure without Shareholders’ meeting To be held number There is, and in writing By By resolution Shareholders’ meeting Resolution To change number There is. Also Resolution For the purpose About shareholder Power In writing Agree At one time In writing By The resolution present As a result I see.

Article 30 (Place of Convocation) The shareholders’ meeting In principle It will be held at the head office location, but it will be held elsewhere In the region too To be held number there is.

Article 31 (Shareholders’ Meeting) Chairman )

①	Shareholders’ meeting The chairman As CEO.
②	The CEO’s In case of a disaster Article 45 (Director ’s Article 4 of the Job The regulations Apply.

Article 32 (Chairman ’s Right to maintain order )

①	Shareholders’ meeting The chairman that At the shareholders meeting on purpose Obstructing the proceedings For Speech • Action doing etc. Significantly Order Disorderly doing To sleep About that of speech stop or Exit Command number there is.
②	Shareholders’ meeting The chairman The progress of the medical procedure Smoothly Geometry For I need it Admitted When Shareholder’s Speaking time and Recover To limit number there is.

Article 33 (Shareholders ’ Voting rights ) Shareholder’s Voting rights Voting rights stock One per week.

Article 34 (Reciprocity) About Korea Voting rights Limit) Company, Parent Company and subsidiary company or The subsidiary different Company ’s One- tenth of the total number of issued shares Exceeding Stocks have present case that different The company have present The company’s The stock is Voting rights does not exist.

Article 35 (Voting Rights) Non-unification event )

①	2 or more Voting rights have present Shareholders Voting rights Non-unification event Want to will do When 3 days before the meeting date To the company About To Seoyeon that Meaning and You must notify the reason.
②	The company Shareholder’s Voting rights Non-unification event To reject number There is. But Shareholders Stock of or acquired a trust etc Other people For Stocks have present In this case No, that’s not true No,

Article 36 (Voting Rights) (Agency Event)

①	The shareholders As an agent To make that Voting rights To hold an event will do Can be.
②	Article 1 The agent Shareholders’ meeting Before the start date that Power of attorney Proving In writing (power of attorney) Must be submitted to the company Do,

Article 37 (General Meeting of Shareholders) Resolution method) Shareholders’ meeting The resolution is statute or In the articles of association different Jeongham present In the case Except for Attended Shareholder’s Voting rights By majority But 4/4 of the total number of issued shares 1 ideal channel Must do.

Article 38 (Seoyeon) By Voting rights Event )

①	The shareholders To the general meeting Not attending No In writing By Voting rights To hold an event number there is.
②	The company Article 1 case General Assembly In the summons notice Shareholder’s Voting rights At the event necessary With Seoyeon Reference material Must be attached.
③	In writing By Voting rights Shareholders who wish to exercise Article 2 In writing necessary Matters Describe the meeting date Until the day before To the company Must be submitted.

Article 39 (General Meeting of Shareholders) Minutes) Shareholders’ meeting The doctor that The course of Tips and tricks The results In the minutes Describe and With the chairman Attended The director Signature stamp or Sign the So At the main branch Must be beached.

Chapter 5 Director • Board of Directors

Article 40 (Number of Director) The company’s The director 3 people That’s it However, the capital is 1 billion Early Until then 1 person That’s it.

Article 41 (Appointment of a Director)

①	The director At the shareholders meeting I am senior.
②	Director’s The senior Attended Shareholder’s Voting rights By majority Issued shares More than a quarter of the total channel Must do.

Article 42 (Director ’s term of office) Director’s The term of office is three years. do. But, that The term of office The final Settlement period end after At that time At the settlement date About Before the regular shareholders meeting Expires In this case that General Assembly Until the end that The term of office Extend it.

Article 43 (Director ’s By-election)

①	move middle There is a vacancy Looked like When At the shareholders meeting This Appointed. However, if there is a vacancy Despite being there Despite The current director copy Articles of Association In Article 40 Deciding To the enemy Not enough No, and perform duties award It’s a hindrance no In this case It’s a supplementary line hold or To act number there is.
②	sub or In reinforcements By Senior Director’s The term is Inaugurated From day to day Calculate.

Article 44 (Appointment of the Representative Director, etc.)

①	The company There are two directors In this case Shareholders’ meeting By resolution, three directors Strange person In the case Board of Directors 1 person by resolution or Suin’s CEO or Co-CEO To be appointed number there is.
②	The company Board of Directors With determination Chairman, Vice Chairman, President, Vice President, Managing Director, Executive Director Having a position such as Moving To decide number there is.

Article 45 (Director ’s job)

①	The CEO is The company Representing and Work In charge of general affairs. However, the CEO Suinil When Board of Directors resolution as each or Jointly To represent That thing Must decide.
②	president or The vice president The president’s For advice Respond or for business reasons important Regarding the matter About To the boss Comment To present number there is.
③	Vice President, Executive Director, Managing Director and The director The president Assisting At the board meeting Deciding At the bar according to The company’s Work Makeup Execute.
④	The CEO’s In case of a disaster different CEO or stomach Article 3 By rank that The job Act as an agent.

Article 46 (Director’s Reporting obligation) The director To the company Significantly Damage to your hands Finish I’m worried present In fact find one When immediately To the gratitude This Must report.

Article 47 (Director ’s Reduce responsibility ) Commercial law Article 399 Follow Director’s Responsibility is The director that The act one me before recent 1 year Compensation (bonus and Stock purchase option For the event Due to Profits, etc.) 6 times (3 times for outside directors) Exceeding In the amount About Exempted. However The director Intention or Serious By mistake Damage Caused by In case Commercial law Article 397, Article 397-2 and Article 398 Applicable In the case No, that’s not true No.

Article 48 (Board of Directors Composition and Summon)

①	The board of directors To move It consists of company Of work Important Notes I resolve.
②	The board of directors CEO or At the board meeting separately Set The director There will be When that The director 3 days before the meeting each move and To the gratitude By notification Convenes. However, the director and thanks Power of When there is agreement The summoning procedure To be omitted number there is.
③	Board of Directors The chairman Article 2 According to the regulations By Board of Directors As the convener.

Article 49 (Means of communication) By meeting )

①	The board of directors Director’s entire or Some of them directly At the meeting Not attending No every The director video and Voice at the same time Sending and receiving In the means of communication By resolution Participating That thing Allow number There is. This case At that time The director To the board of directors directly Attended As a result I see.
②	The preceding paragraph By way of The meeting It would have been carried out When In the minutes that The truth Must record.

Article 50 (Board of Directors) Resolution method )

①	Board of Directors The resolution is Laws and In the articles of association different Jeongham present In the case Except for move More than half of the attendees Attendance Director’s By majority.
②	Board of Directors In the resolution About special Conflict of interest present Sleeping Voting rights Don’t do the event I can’t.

Article 51 (Board of Directors) Minutes)

①	Board of Directors To the doctor About Minutes Must be written.
②	In the minutes Doctor’s Agenda, progress summary, etc. result Oppose Java that the opposite The reason Described and attended move and Thank you Signature stamp or Must sign.

Article 52 (Director ’s Conservative and retirement allowance)

①	Director’s The maintenance is Shareholders’ meeting With determination This Decide.
②	Director’s Of retirement pay Payment is Shareholders’ meeting Resolution harsh Executive retirement allowance According to payment regulations It is based on.

Article 53 (Counselor) and torture) The company Board of Directors With determination counselor or torture a little Name two Can be.

Chapter 6 Audit

Article 54 (Audit)

①	The company’s Gratitude is person this As a reward However, capital The total amount reaches 1 billion won Until then Gratitude is Doji Won’t number there is.
②	Thanks Senior For The bill is Director’s Senior For With the prosthesis Distinguish Decide.
③	Thanks The senior Attended Shareholder’s Voting rights By majority But More than one -fourth of the total number of issued shares Must do do. but Voting rights present 3/100 of the total number of issued shares Exceeding The number of shares Have The shareholders that Exceeding In stock About To the senior of gratitude In the case of Voting rights line Don’t buy it I can’t However, the number of shares owned In calculating the largest shareholder and Special related person, largest shareholder or that Special Hall The person’s By calculation Stocks Have Okay, the largest shareholder or that To a special relationship person Voting rights Delegated Self Owning Voting rights present Stock of The number is Add up.

Article 55 (Thank you Term of office) Thanks The term is inauguration after within 3 years Final At the time of settlement About Regular shareholders ’ meeting Until the end.

Article 56 (Thank you By-election) There is a vacancy in the gratitude Looked like Sometimes At the shareholders meeting This I am senior. But this Articles of Association In Article 54 Deciding The enemy Not decided No Performance of duties award It’s a hindrance In case there is none No, that’s not true No.

Article 57 (Gratitude) job)

①	Gratitude is The company’s Accounting and Work Thank you.
②	Gratitude is To the board of directors Attend Comment To state number there is.
③	The instructor Of the meeting Purpose and Summoning The reason Described In writing To the board of directors By submitting The extraordinary general meeting Summoning To be charged number there is.
④	Gratitude is that The job To perform For necessary When To the company About Sales Report Request number There is. This case The company Without delay Report summer solstice No at the time or that Report of Check the contents Need present When The company’s Work and Property status To investigate number there is.

Article 58 (Gratitude Gratitude book) Gratitude is In gratitude About Thank you note Must be written And in the thank you note, Implementation guidelines and that The results In the lecture notes Describe and that Thank you Carried out Thank you Signature stamp or Sign the Must do.

Article 59 (Gratitude Conservative and retirement allowance)

①	Thanks The maintenance is Shareholders’ meeting With determination This Decide.
②	Thanks Of retirement pay ji The level is Shareholders’ meeting Resolution harsh Executive retirement allowance payment According to the regulations It is based on.

Chapter 7 Calculation

Article 60 (Fiscal Year) The company’s The fiscal year is Every January From 1st to 31st December.

Article 61 (Financial statements and In the sales report Writing and Beach lights)

①	The CEO (President) Commercial law Article 447 and Article 447-2 each The documents By writing Board of Directors Approval Must get.
②	The CEO (President) Annual Shareholders’ Meeting 6 weeks of the meeting before Article 1 The documents To the instructor Must be submitted.
③	Gratitude is Up to one week prior to the regular shareholders’ meeting date Thank you report To the CEO ( President) Must be submitted.
④	The CEO (President) Article 1 With documents Thank you report From one week before the regular shareholders’ meeting date At the head office for 5 years, A copy of 3 years at the branch Must be beached.
⑤	The CEO (President) Commercial law Article 447 The documents At the regular shareholders meeting By submitting Approval Must get And Article 447-2 The documents At the regular shareholders meeting By submitting that Contents Must report.
⑥	Also in Article 5 Despite The company Commercial law Article 447 each The documents statute and In the articles of association according to The company’s financial status and Management performance Appropriately Show and There is External auditor’s Opinion There are, and all the instructors Agree present case Commercial law Article 447 each The documents By resolution of the board of directors To approve number there is.
⑦	In Article 6 according to Approved Of the documents The contents are At the shareholders’ meeting Must report.
⑧	The CEO (President) Article 5 and Article 6 According to the regulations By Approval Got When Without delay The balance sheet and the external auditor’s audit opinion must be made public.

Article 62 (Retained earnings) disposal) The company At the end of each fiscal year Before disposal Retained earnings Next together Dispose of.

①	Profit reserve
②	Other Legal reserve fund
③	Dividend
④	Random deposit
⑤	Executive bonus
⑥	Other Disposal of retained earnings

Article 63 (Dividend Distribution)

①	Profit of The dividend is To the shareholders money or money Outside As property will do number there is.
②	Profit of Dividend With stocks doing case The company Several kinds of Stocks Issued When By resolution of the shareholders’ meeting With him different Kind of Even with stocks will do number there is.
③	The company Business year In the first half of Until June 30th As of the base date So Board of Directors With determination profit from money Interim dividend will do number there is.
④	Article 1 and Article 3 The dividend is At the end of each fiscal year or Interim dividend Base date Current In the shareholder register Described shareholder or Registered To the pledgee Pay out.
⑤	Dividends are Shareholders’ meeting With determination However, in Article 61, Paragraph 6, according to Financial statements The board of directors Approving case council With determination Dividend distribution Decide.

Article 64 (Interim dividend)

①	In the interim dividend About Korea The resolution is Article 63 (Dividend Distribution) Paragraph 3 The base date is After 90 days within Must do one all.
②	Interim dividend eve The settlement period On the balance sheet In net worth next Each of the The amount The deducted amount To the limit.

1.	eve The settlement period Capital of liquid
2.	eve Until the settlement date Accumulated Capital reserves and Profit reserve fund Total amount
3.	eve The settlement period At the general meeting With profit Dividend or or To pay Set amount
4.	In the interim dividend according to At that time At the settlement date Must accumulate will do Profit reserve

③	Fiscal year Start date since Article 61 Article 3 Base date Previously The new stock Issued In case of capital transfer of reserves, stock dividends, convertible bonds Convertible bonds, convertible bonds with warrants Stock subscription rights In the case of an event) includes In the interim dividend As for At that time The new stock At the end of the previous fiscal year Issued As a result I see.

Article 65 (Right to claim dividend payment) Statute of limitations)

①	The dividend is The dividend Confirmed Five years from the date Even after time passes Not received Not When The company Payment obligation roll Yeon-haeng As a result.
②	The preceding paragraph The statute of limitations To completion Due to The dividend is To the company Belongs to.
③	In dividends About Interest Don’t pay Does not.

Chapter 8 Others

Article 66 (Business regulations) The company Of work commitment and etc In business necessary provision and Detailed rules this of society By resolution To be enacted number there is.

Article 6-7 (Board of Directors) About Small company’s Special case)

①	copy The company’s capital The total amount is 1 billion won As less than 1 person moving or 2 people case The board of directors Doji No.
②	Article 1 case this Articles of Association Article 8 Inland Article 11, Article 13, Article 15, Article 16, Article 22 Inland Article 25, Article 63 middle”Board of Directors” Each as” Shareholders’ Meeting” Report,“Board of Directors” Resolution” means” the general meeting of shareholders” I see it as a” resolution”. out In this case”Board of Directors” The resolution states that there is only one director, the” CEO”. In the case”Inside Director” As a decision.
③	From Article 1 Up to Article 2 Set thing Besides this Articles of Association or By law council The resolution is Commercial law Article 383 From Article 4 Article 6 Apply.

Article 68 (In gratitude About Small company’s Special case) copy The company’s capital The total amount 1 billion won As less than

Thank you Don’t be senior Not case this The” thank you” in the articles of association Each as” Shareholders’ Meeting” I see.

Article 69 (Except for regulations) Matters ) copy In the articles of association Not regulated Not The matter is Shareholders’ meeting Resolution, Commercial Law and energy Other In the law Follow.

Article 70 (The first (Business year) The company’s The first The fiscal year is Company establishment From the date of birth At that time year december Until the 31st.

Supplementary Provisions

Article 1 (Enforcement date) this The bylaws are in 2022 From July 4th revision Implement.